UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 1, 2013 (July 1, 2013)

National Financial Partners Corp.

(Exact name of registrant as specified in its charter)

Delaware
(State or other Jurisdiction of Incorporation)

001-31781		13-4029115
(Commission File Number)		(IRS. Employer Identification No.)

340 Madison Avenue, 20th Floor New York, New York	10173
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 301-4000

Not applicable

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INTRODUCTORY NOTE

On July 1, 2013 (the “Closing Date”), National Financial Partners Corp. (“NFP”) announced that Patriot Intermediate Holdings B Corp. (formerly known as Patriot Parent Corp.), a Delaware corporation (“Parent”), completed its acquisition of NFP. Pursuant to the terms of the previously announced Agreement and Plan of Merger, dated as of April 14, 2013 (the “Merger Agreement”), among Parent, Patriot Merger Corp. (“Merger Sub”) and NFP, Merger Sub was merged with and into NFP, with NFP continuing as the surviving corporation (the “Merger”). As a result of the Merger, NFP became a wholly owned subsidiary of Parent. Parent is indirectly owned and controlled by investment funds affiliated with or controlled by Madison Dearborn Partners, LLC (“MDP”).

Item 1.01. Entry into a Material Definitive Agreement.

Senior Credit Facility and Security Agreement

In connection with the Merger, on the Closing Date, NFP entered into senior secured credit facilities, consisting of (i) a $753.1 million senior secured term loan and (ii) a $135.0 million senior secured revolving credit facility with certain lenders, Deutsche Bank AG, New York Branch, as administrative agent, Deutsche Bank Securities Inc., Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, as joint lead arrangers and joint lead bookrunners, Morgan Stanley Senior Funding, Inc. and UBS Securities LLC, as co-syndication agents, and Credit Suisse Securities (USA) LLC, MCS Capital Markets LLC and RBC Capital Markets, LLC, as co-bookrunners and co-documentation agents. Affiliates of MDP may also become lenders under the senior secured term loan.

In addition to borrowings upon prior day notice, the revolving credit facility includes borrowing capacity of up to the lesser of $50.0 million and the aggregate revolving credit commitments in the form of letters of credit and expedited borrowings on same-day notice, referred to as swingline loans, in an aggregate amount up to the lesser of $15.0 million and the aggregate revolving credit commitments.

The credit agreement governing the senior secured credit facilities provides that, subject to certain conditions, NFP may request increases to the term loan and/or commitments under the revolving credit facility and/or add one or more incremental revolving credit facility tranches or term loan tranches up to a specified amount (or greater amounts if NFP meets certain specified financial ratios). Availability of such increased loans and commitments and/or additional tranches of term loans or revolving credit facilities is subject to, among other conditions, the absence of any event of default under the credit agreement governing the senior secured credit facilities (subject to certain exceptions) and the receipt of commitments by existing or additional financial institutions.

Interest Rate and Fees

Borrowings under the senior secured credit facilities bear interest at a rate per annum equal to an applicable margin plus, at NFP’s option, either (i) a base rate determined by reference to the highest of (x) the prime rate of Deutsche Bank AG, New York Branch, (y) the federal funds effective rate plus 0.50% and (z) a London interbank offered rate (“LIBOR”) determined by reference to the costs of funds for U.S. dollar deposits for an interest period of one month adjusted for certain additional costs, plus 1.00%, which, in the case of the term loan only, shall be no less than 2.00% or (ii) a LIBOR rate determined by reference to the costs of funds for U.S. dollar deposits for the interest period relevant to such borrowing adjusted for certain additional costs, which, in the case of the term loan only, shall be no less than 1.00%. The initial applicable margin for borrowings under the senior secured credit facilities is 3.25% with respect to base rate borrowings and 4.25% with respect to LIBOR borrowings. The applicable margin for borrowings under the revolving credit facility will be subject to two 0.25% step-downs based on NFP’s consolidated first lien net leverage ratio at the end of each fiscal quarter, commencing with the first full fiscal quarter ending after the Closing Date.

In addition to paying interest on outstanding principal under the senior secured credit facilities, NFP will pay customary agency fees and a commitment fee in respect of the unutilized commitments under the revolving credit facility, which will initially be 0.50% per annum. The commitment fee will be subject to a step-down to 0.375% per annum based on NFP’s consolidated first lien net leverage ratio at the end of each fiscal quarter, commencing with the first full fiscal quarter ending after the Closing Date.

Mandatory Prepayments

The credit agreement governing the senior secured credit facilities requires certain mandatory prepayments of outstanding loans under the senior secured term loan, subject to certain exceptions, based on NFP’s annual excess cash flow, the net cash proceeds of certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions, and the net cash proceeds of any incurrence or issuance of debt that is not permitted under the senior secured credit facilities.

Voluntary Prepayments

All outstanding loans under the senior secured credit facilities may be voluntarily prepaid at any time without premium or penalty other than customary “breakage” costs with respect to LIBOR loans.

Amortization and Final Maturity

The senior secured term loan requires scheduled quarterly payments, each equal to 0.25% of the original principal amount of the senior secured term loans made on the Closing Date, with the balance due and payable on the seventh anniversary of the Closing Date. There is no scheduled amortization of the principal amounts of the loans outstanding under the revolving credit facility. Any principal amount outstanding under the revolving credit facility is due and payable in full on the fifth anniversary of the Closing Date.

Guarantees and Security

The obligations under NFP’s senior secured credit facilities are unconditionally guaranteed by Parent and certain of NFP’s existing direct or indirect wholly owned material domestic subsidiaries, and are required to be guaranteed by certain future direct or indirect wholly owned material domestic subsidiaries. All obligations under the senior secured credit facilities, and the guarantees of those obligations, are secured, subject to certain exceptions, by substantially all of NFP’s assets and the assets of Parent and NFP’s subsidiary guarantors, including:

•

a first-priority pledge of all of the capital stock of NFP directly held by Parent and a first-priority pledge of all of the capital stock, subject to certain exceptions, directly held by NFP and its subsidiary guarantors (which pledge, in the case of the capital stock of any foreign subsidiary, is limited to 65% of the stock of any first-tier foreign subsidiary); and

•	a first-priority security interest in substantially all of the tangible and intangible assets of Parent, NFP and the subsidiary guarantors.

Certain Covenants and Events of Default

The senior secured credit facilities contain a number of negative covenants that, among other things and subject to certain exceptions, restrict NFP’s ability and the ability of each of NFP’s subsidiaries to:

•	incur additional indebtedness;

•	pay dividends on its capital stock or redeem, repurchase or retire its capital stock or its other indebtedness;

•	make investments, loans and acquisitions;

•

create restrictions on (i) the payment of dividends or other amounts to NFP from its restricted subsidiaries that are not guarantors and (ii) the ability of Parent, NFP and its subsidiary guarantors to incur liens on property for the benefit of the lenders;

•	engage in transactions with its affiliates;

•	sell assets, including capital stock of its subsidiaries;

•	materially alter the business it conducts;

•	consolidate or merge;

•	incur liens; and

•	prepay or amend any junior debt (including the Notes (as defined below), any junior lien debt and any subordinated debt).

Parent is not generally subject to the negative covenants under the senior secured credit facilities, but is subject to a passive holding company covenant that will limit its ability to engage in certain activities.

In addition, the credit agreement governing the revolving credit facility requires NFP to comply with a maximum consolidated first lien net leverage ratio financial maintenance covenant, to be tested only if, on the last day of each fiscal quarter, revolving loans, swingline loans and letters of credit (excluding undrawn letters of credit to the extent cash collateralized) in excess of a specified threshold are outstanding under the revolving credit facility. The breach of this covenant is subject to certain equity cure rights.

The credit agreement governing the senior secured credit facilities also contains certain customary representations and warranties, affirmative covenants and provisions relating to events of default (including upon a change of control).

Indenture and Senior Notes Due 2021

On the Closing Date, Merger Sub, as the initial issuer, and Wells Fargo Bank, National Association, as trustee (the “Trustee”), executed an indenture pursuant to which Merger Sub’s 9% Senior Notes due 2021 (the “Notes”) were issued (the “Initial Indenture”). On the Closing Date, NFP, the subsidiary guarantors party thereto (the “Guarantors”) and the Trustee executed a supplemental indenture (the “Supplemental Indenture” and, together with the Initial Indenture, the “Indenture”), pursuant to which NFP assumed the obligations of Merger Sub under the Initial Indenture and the Notes, and the Guarantors guaranteed the Notes on an unsecured senior basis. The Notes bear interest at a rate of 9.0% per annum, and interest is payable semi-annually in arrears on January 15 and July 15 of each year, commencing on January 15, 2014. The Notes mature on July 15, 2021.

NFP may redeem the Notes, in whole or in part, at any time on or after July 15, 2016 at redemption prices as set forth in the Indenture, plus accrued and unpaid interest, if any, to the redemption date. In addition, at any time prior to July 15, 2016, NFP may, at its option and on one or more occasions, redeem up to 40.0% of the aggregate principal amount of the Notes (including any additional notes issued under the Indenture after the Closing Date) at a redemption price equal to 100% of the aggregate principal amount thereof, plus a premium equal to the stated interest rate per annum on the Notes, plus accrued and unpaid interest, if any, to the redemption date, subject to the right of noteholders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of certain equity offerings; provided that at least 50.0% of the sum of the aggregate principal amount of the Notes originally issued under the Indenture (including any additional notes issued under the Indenture after the Closing Date) remain outstanding immediately after the occurrence of such redemption and the redemption occurs within 180 days of the closing date of any such equity offering. At any time prior to July 15, 2016, NFP may redeem the Notes, in whole or in part, at its option and on one or more occasions, at a redemption price equal to 100% of the principal amount plus an “applicable premium” as set forth in the Indenture and accrued and unpaid interest, if any, to the redemption date.

The Notes are NFP’s senior unsecured obligations and rank equally in right of payment with all of NFP’s existing and future senior unsecured indebtedness and senior in right of payment to all of NFP’s future subordinated indebtedness. NFP’s obligations under the Notes are guaranteed on a senior unsecured basis by all of NFP’s direct and indirect subsidiaries that guarantee the senior secured credit facilities. The Notes are effectively subordinated to NFP’s existing and future secured indebtedness (including with respect to the senior secured credit facilities) to the extent of the value of the assets securing such indebtedness, and the guarantees are effectively subordinated to all of the Guarantors’ existing and future secured indebtedness (including with respect to the senior secured credit facilities) to the extent of the value of the assets securing such indebtedness. The Notes and the related guarantees will be structurally subordinated to all existing and future liabilities (including trade payables) of NFP’s subsidiaries that do not guarantee the Notes.

Pursuant to the Indenture, if NFP (i) sells certain of its assets, it must, in certain cases, offer to purchase the Notes at a purchase price equal to 100% of the principal amount or (ii) experiences specific kinds of changes in control, it must offer to purchase the Notes at a purchase price equal to 101% of the principal amount, which, in each instance, is in addition to accrued and unpaid interest to the date of purchase.

The Indenture contains covenants consistent with covenants customary for transactions of its kind that, among other things and subject to certain exceptions, restrict the ability of NFP and its restricted subsidiaries to:

•	incur additional indebtedness or issue disqualified stock or preferred stock;

•	create liens;

•	pay dividends or make other restricted payments;

•	make loans or investments (including joint ventures);

•	sell assets;

•	create restrictions on the payment of dividends or other amounts to us from restricted subsidiaries that are not guarantors of the Notes;

•	consolidate, merge, sell or otherwise dispose of all or substantially all NFP’s assets; and

•	enter into transactions with affiliates.

The Indenture also contains certain customary affirmative covenants and events of default.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in its entirety in this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

National Financial Partners Corp.

Date: July 1, 2013

	By:	/s/ Stancil E. Barton
		Name:	Stancil E. Barton
		Title:	Executive Vice President and General Counsel